UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2024

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.   Entry Into a Material Definitive Agreement.

Credit and Security Agreement

On January 16, 2024, iBio, Inc. (the “Company”), entered into a credit and security agreement (the “Credit and Security Agreement”) with Loeb Term Solutions LLC, an Illinois limited liability company (“Lender”), for a term loan or equipment line of credit loan (the “Loan”) pursuant to which the Company issued to Lender a term promissory note in the principal amount of $1,071,572 (the “Term Note”) bearing interest at the Prime Rate, as quoted in the Wall Street Journal plus 8.5% (the “Effective Rate”), for proceeds of $1,027,455.23 after payment of $42,862.88 to Lender as an origination fee, $1,172.89 for appraisal costs, and $75.00 for bank wire fees.

The Term Note provides for monthly payments of principal and interest based on a four-year amortization period, with a balloon payment of all principal, accrued interest and any other amounts due on the two year anniversary of the Term Note. The Credit and Security Agreement granted to Lender a security interest in substantially all of the Company’s assets other than any intellectual property related to any of the Company’s filed patents (the “Collateral”) to secure the Company’s obligations under the Term Note. The Term Note is subject to a prepayment fee of: 4% of the principal amount being prepaid if the Term Note is prepaid during the first 12 months from its issuance, and 3% of the principal amount being prepaid if the Term Note is prepaid during the second 12 months from its issuance date.

The Credit and Security Agreement provides that the Company may request that Lender make further loan advances to the Company subject to certain conditions, including that the Company is not otherwise in default under the Credit and Security Agreement and its obligations and liabilities to Lender do not exceed a borrowing base equal to the lesser of: (a) eighty percent (80.0%) of the forced liquidation value of the Company’s Eligible Equipment as determined by Lender in its sole reasonable discretion, or (b) a monthly dollar amount. The Credit and Security Agreement defines “Eligible Equipment” as equipment that (a) is owned by the Company free of any title defect or any lien or interest of any person except the lien in favor of the Lender; (b) is located at locations permitted by the Credit and Security Agreement; (c) in the Lender’s reasonable opinion, is not obsolete, unsalable, damaged or unfit for further use; (d) is appraised by an appraiser satisfactory to the Lender; (e) complies with any representation or warranty with respect to equipment contained in the Credit and Security Agreement; and (f) is otherwise acceptable to the Lender in its reasonable discretion.

The Company’s obligations to Lender under the Term Note and Credit Security Agreement are further secured by an validity guarantee, dated January 16, 2024 (the “Validity Guarantee”), executed by Dr. Martin Brenner and Felipe Duran in their individual capacity (the “Indemnitors’) for the benefit of Lender. The Validity Guarantee provides that the Indemnitors will indemnify the Lender from any loss or damage, including any actual, consequential or incidental loss or damage, suffered by Lender as a result of, or arising out of, among other things, any willful or intentional misrepresentation or gross negligence by the Company in connection with the Loan and any acts of fraud, conversion, misappropriation or misapplication of funds or proceeds of any Collateral by the Company or the Indemnitors.

The Credit and Security Agreement contains customary events of default. If an event of default occurs, the Term Note provides that regardless of whether the Lender elects to accelerate the maturity of the Term Note, the entire principal remaining unpaid hereunder shall thereafter bear interest at the rate equal to the Effective Rate plus 6% per annum.

The foregoing descriptions of the Credit and Security Agreement, Term Note and Validity Guarantee are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.3, and 10.4 respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.   Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Credit and Security Agreement, dated January 16, 2024, by and between iBio, Inc. and Loeb Term Solutions LLC
10.2	Schedule to Credit and Security Agreement, dated January 16, 2024, by and between iBio, Inc. and Loeb Term Solutions LLC
10.3	Term Promissory Note, dated January 16, 2024, in the principal amount of $1,071,572
10.4	Validity Guarantee, dated January 16, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2024	IBIO, INC.

	By:	/s/ Marc A. Banjak
		Name:	Marc A. Banjak
		Title:	General Counsel and Corporate Secretary